UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013

Bluerock Multifamily Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54946	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 26, 2013, Bell BR Hillsboro Village JV, LLC, or the Hillsboro JV Entity, entered into a Purchase and Sale Agreement, or the PSA, with Nicol Investment Company, LLC, or Nicol, an unaffiliated third party, for the sale of The Gardens at Hillsboro Village apartments located in Nashville, Tennessee, or the Hillsboro Property. We hold an indirect 12.5% equity interest in the Hillsboro JV Entity. The sale price for the Hillsboro Property is $44,000,000, subject to the assumption by Nicol of the existing Fannie Mae indebtedness on the Hillsboro Property in the original principal amount of approximately $23,185,000, and subject to certain prorations and adjustments typical in a real estate transaction. The closing on the sale of the Hillsboro Property is anticipated to occur in the Fourth Quarter of 2013. There is no assurance such sale will occur, as the sale of the Hillsboro Property is subject to various contingencies as set forth in the PSA, including due diligence and lender’s approval of Nicol’s assumption of the existing loan and release of the existing guarantors under the loan, including Ramin Kamfar, our Chairman of the Board and James G. Babb, our Chief Investment Officer and a director of our company. The PSA also provides for certain representations, warranties and covenants by the Hillsboro JV Entity, the breach of which could require the Hillsboro JV Entity to indemnify Nicol.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK MULTIFAMILY GROWTH REIT, INC.

DATE: August 1, 2013	By:	/s/ Jordan B. Ruddy
Jordan B. Ruddy
President and Chief Operating Officer